COMPANY CONTACT: Doug Atkinson, CFA Senior Manager - Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces Second Quarter 2017 Results Ahead of Expectations

Houston, TX - August 8, 2017 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the second quarter 2017. Highlights include:

•	Net production averaged 146 Mmcfe/d which was above the high end of guidance

•	Oil and gas revenues of $45.8 million, an 8% increase from first quarter 2017

•	Net Income of $16.2 million, or $1.41 per diluted share

•	Adjusted EBITDA (a non-GAAP measure) of $27.2 million, a 26% increase from first quarter 2017

•	Acquired approximately 13,500 acres in core Eagle Ford fairway

•	Initiated liquids-rich drilling program in Artesia area, achieving new technical limits including drilling an 11,000 foot lateral, the longest in the Company’s history

•	Initial well in Oro Grande drilled, completed, and producing on a pressure managed program

•	Continued expansion of hedge book

Management Comments
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “We executed on a number of key operational and financial initiatives during the quarter. We expanded our drilling inventory through a strategic grassroots leasing initiative, achieved outstanding drilling results, and improved our financial position while locking in our cash flows and project returns through a disciplined hedging program.”

Mr. Woolverton continued, “Our relentless focus on capital efficiency and full-cycle economics drives our improved performance in the Eagle Ford. Our talented technical team drilled the fastest well in the Company’s history in Artesia in just five days, reducing cycle time by 50% compared to our previous wells in that area, despite drilling longer laterals. Additionally, based on the strong performance of our recent Fasken wells, one of which included a well partially producing from the Upper Eagle Ford, we have decided to test a two well Upper Eagle Ford program in Fasken during the third quarter. As a result, we are updating our full year 2017 production guidance hydrocarbon mix to reflect this change in rig schedule. The steps we have taken during the first and second quarters to strengthen our balance sheet and improve well productivity through reduced drilling times and enhanced completions position us to execute on our plan to grow production twenty to twenty-five percent throughout the year.”

OPERATIONS HIGHLIGHTS
SilverBow’s total net production for the second quarter 2017 averaged approximately 146 Mmcfe/d, which was above the high end of guidance. Production mix during the second quarter consisted of approximately 83% natural gas, 11% NGLs, and 6% oil.
Fasken Area:
The Company has completed nine Fasken wells thus far in 2017. SilverBow continues to be pleased by the performance of its most recent completion design which utilizes 300 foot frac stage spacing and 1,500 pounds of proppant per foot of lateral. Given these results, the Company intends to bring a rig back to the area in the third quarter for a two well program targeting the Upper Eagle Ford and complete an additional well in the Lower Eagle Ford.

Second quarter 2017 net production from Fasken was approximately 95.8 Mmcfe/d.

AWP Area:
SilverBow completed two gas wells in AWP in the quarter, the Bracken 21H and 22H, which utilized 300 foot frac stage spacing and 1,500 pounds of proppant per foot of lateral. The Company instituted a pressure management program on these two wells with initial results suggesting that pressure managed wells will outperform non-pressure managed wells within the first twelve months on a cumulative gas production basis.

Second quarter 2017 net production from AWP totaled approximately 38.4 Mmcfe/d. The production mix from AWP consisted of approximately 51% natural gas, 29% NGLs and 20% oil.

Artesia Area:
The Company returned to this area for the first time since 2013 to deploy the newest generation of drilling and completion technology. The average drilling costs of $2.0 million for the first four wells drilled in Artesia during the second quarter decreased 38% from our 2013 drilling campaign. Additionally, the average completion costs of $2.9 million decreased 24% despite increasing proppant volumes by nearly 75% compared to our average completions in 2013.

Second quarter 2017 net production from Artesia totaled approximately 10.4 Mmcfe/d. Production mix consisted of approximately 46% natural gas, 39% NGLs, and 15% oil.

Oro Grande Area:
SilverBow completed its first well in Oro Grande in the second quarter. The completion design in Oro Grande utilized 200 foot frac stage spacing and 3,500 pounds of proppant per foot of lateral, representing the largest completed frac in the Company’s history and one of the largest in the basin. The Company is currently utilizing a pressure managed program and expects to discuss these initial results on its third quarter earnings conference call in November. The Company plans to drill and complete an additional well in Oro Grande in the fourth quarter.

2017 GUIDANCE
The Company reiterated its 2017 capital spending guidance of $190 million to $200 million with approximately 73% of the capital earmarked for drilling and completions expenditures. At this level of capital spending, the Company now anticipates full year production of 148 - 152 Mmcfe/d. SilverBow also guided for third quarter production of 154 - 160 Mmcfe/d. Additional detail concerning the Company's third quarter 2017 and full year financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website before the conference call.
FINANCIAL RESULTS
The Company reported total oil and gas revenues of $45.8 million for the second quarter 2017 which increased 8% compared to first quarter 2017 levels. On a GAAP basis, the Company reported net income of $16.2 million for the second quarter 2017, which includes a gain on the value of the Company's hedge portfolio of $5.1 million.

The Company’s average realized natural gas price excluding the effect of hedging was $3.16 per Mcf compared with $3.07 per Mcf in the first quarter of 2017. The average realized crude oil selling price excluding the effect of hedging was $46.82 per barrel in the second quarter of 2017, down from $49.26 per barrel in the first quarter of 2017. The average realized NGL selling price in the second quarter of 2017 was $18.49 per barrel versus $20.33 per barrel in the first quarter of 2017.
Additionally, the Company reported Adjusted EBITDA of $27.2 million. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
Capital expenditures incurred during the quarter totaled approximately $58.7 million.

HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy. The Company maintains an active hedging philosophy to provide predictable cash flows while still allowing for flexibility in capturing increases in prices. Using the mid-point of full year 2017 production guidance, SilverBow has approximately 65% of total production volumes hedged for the balance of 2017 and continues to layer on additional hedges in 2018 and 2019. Please see the Company’s Form 10-Q filing, which we expect to be filed on Wednesday, August 9, 2017, for a detailed summary of derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
The Company had liquidity of approximately $123 million as of June 30, 2017, primarily consisting of availability on the Company’s $330 million bank credit facility, which was increased from $250 million on April 19, 2017. The Company's bank credit facility is expected to remain at $330 million until the next semi-annual redetermination of the borrowing base in the fourth quarter 2017.
As of August 7, 2017, the Company had 11.5 million total common shares outstanding.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Wednesday, August 9, 2017, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s Second Quarter 2017 Earnings Conference Call or by visiting our website.
A simultaneous webcast of the call may be accessed over the internet by visiting our website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “Second Quarter 2017 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days.

Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from the Eagle Ford Shale in South Texas. With almost 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which we leverage to assemble high quality drilling inventory while continuously enhancing our operations to maximize returns on capital invested. For more information, please visit www.sbow.com.

Forward-Looking Statements
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of SilverBow Resources, Inc. with the Securities and Exchange Commission.

(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets
SilverBow Resources and Subsidiaries (in thousands, except share amounts)

	Successor
	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,627	$303
Accounts receivable, net	18,956	17,490
Other current assets	6,623	3,686
Total Current Assets	32,206	21,479

Property and Equipment:
Property and Equipment, full cost method, including $39,919 and $33,354 of unproved property costs not being amortized at the end of each period	608,158	517,074
Less – Accumulated depreciation, depletion, amortization & impairment	(190,379)	(169,879)
Property and Equipment, Net	417,779	347,195
Other Long-Term Assets	10,161	8,625
Total Assets	$460,146	$377,299
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$41,820	$56,257
Accrued capital costs	18,164	11,954
Accrued interest	1,631	1,721
Undistributed oil and gas revenues	11,549	9,192
Total Current Liabilities	73,164	79,124

Long-Term Debt	211,000	198,000
Asset Retirement Obligations	23,399	22,291
Other Long-Term Liabilities	815	1,829
Commitments and Contingencies (Note 10)

Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,570,084 and 10,076,059 shares issued and 11,526,532 and 10,053,574 shares outstanding, respectively	116	101
Additional paid-in capital	275,282	232,917
Treasury stock, held at cost, 43,552 and 22,485 shares	(1,293)	(675)
Accumulated deficit	(122,337)	(156,288)
Total Stockholders’ Equity	151,768	76,055
Total Liabilities and Stockholders’ Equity	$460,146	$377,299

Condensed Consolidated Statements of Operations (Unaudited)
SilverBow Resources and Subsidiaries (in thousands, except per-share amounts)

	Successor		Predecessor
	Three Months Ended June 30, 2017	Period from April 23, 2016 through June 30, 2016	Period from April 1, 2016 through April 22, 2016
Revenues:
Oil and gas sales	$45,782	$30,581	$8,660

Operating Expenses:
General and administrative, net	6,811	4,228	1,127
Depreciation, depletion, and amortization	10,828	13,334	3,194
Accretion of asset retirement obligations	576	832	319
Lease operating costs	4,776	7,781	2,627
Transportation and gas processing	4,761	4,186	1,035
Severance and other taxes	2,280	1,864	1,585
Write-down of oil and gas properties	—	133,496	—
Total Operating Expenses	30,032	165,721	9,887

Operating Income (Loss)	15,750	(135,140)	(1,227)

Non-Operating Income (Expense)
Net gain (loss) on commodity derivatives	5,132	(9,912)	—
Interest expense, net	(4,642)	(4,257)	(5,281)
Reorganization items, net	—	(276)	966,571
Other income (expense), net	1	(16)	(150)

Income (Loss) Before Income Taxes	16,241	(149,601)	959,913

Provision (Benefit) for Income Taxes	—	—	—

Net Income (Loss)	$16,241	$(149,601)	$959,913

Per Share Amounts-

Basic: Net Income (Loss)	$1.41	$(14.96)	$21.45

Diluted: Net Income (Loss)	$1.41	$(14.96)	$21.03

Weighted Average Shares Outstanding - Basic	11,487	10,000	44,754

Weighted Average Shares Outstanding - Diluted	11,554	10,000	45,648

Condensed Consolidated Statements of Cash Flows (Unaudited)
SilverBow Resources and Subsidiaries (in thousands)

	Successor		Predecessor
	Six Months Ended June 30, 2017	Period from April 23, 2016 through June 30, 2016	Period from January 1, 2016 through April 22, 2016
Cash Flows from Operating Activities:
Net income (loss)	$33,951	$(149,601)	$851,611
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
Depreciation, depletion, and amortization	20,543	13,334	20,439
Write-down of oil and gas properties	—	133,496	77,732
Accretion of asset retirement obligations	1,140	832	1,610
Share-based compensation expense	3,136	191	886
Loss (gain) on derivatives	(16,068)	9,912	—
Cash settlements on derivatives	(2,586)	—	—
Settlements of asset retirement obligations	(1,894)	(486)	(16)
Write-down of debt issuance cost	2,401	—	—
Reorganization items (non-cash)	—	—	(977,696)
Other	482	438	229
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other current assets	(1,486)	13,379	(5,474)
Increase (decrease) in accounts payable and accrued liabilities	4,437	(6,135)	(10,479)
Increase (decrease) in accrued interest	(90)	573	(308)
Net Cash Provided by (Used in) Operating Activities	43,966	15,933	(41,466)

Cash Flows from Investing Activities:
Additions to property and equipment	(85,655)	(20,876)	(24,530)
Proceeds from the sale of property and equipment	460	—	48,661
Net Cash Provided by (Used in) Investing Activities	(85,195)	(20,876)	24,131

Cash Flows from Financing Activities:
Proceeds from bank borrowings	300,000	21,000	328,000
Payments of bank borrowings	(287,000)	(20,000)	(324,900)
Net proceeds from issuances of common stock	39,244	—	—
Purchase of treasury shares	(618)	—	(4)
Payments of debt issuance costs	(4,073)	(502)	(6,482)
Net Cash Provided by (Used in) Financing Activities	47,553	498	(3,386)

Net increase (decrease) in Cash and Cash Equivalents	6,324	(4,445)	(20,721)

Cash and Cash Equivalents at Beginning of Period	303	8,739	29,460

Cash and Cash Equivalents at End of Period	$6,627	$4,294	$8,739

Supplemental Disclosures of Cash Flow Information:

Cash paid during period for interest, net of amounts capitalized	$8,847	$3,246	$10,367
Cash paid for reorganization items	$—	$4,080	$15,643
Changes in capital accounts payable and capital accruals	$5,356	$(8,353)	$1,843

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Successor		Predecessor
	Three Months Ended June 30, 2017	April 23, 2016 - June, 30 2016	April 1, 2016 - April 22, 2016
Net Income (Loss)	$16,241	$(149,601)	$959,913
Plus:
Depreciation, depletion and amortization	10,828	13,334	3,194
Accretion of asset retirement obligations	576	832	319
Interest expense	4,642	4,257	5,281
Impairment of oil and gas properties	—	133,496	—
Reorganization items	—	276	(966,571)
Derivative (gain)/loss	(5,132)	9,912	—
Derivative cash settlements collected/(paid) (1)	(1,621)	—	—
Share-based compensation expense	1,632	191	—
Adjusted EBITDA	$27,166	$12,697	$2,136
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Production Volumes & Pricing (Unaudited)
SilverBow Resources and Subsidiaries

	Three Months Ended June 30, 2017 (Successor)	April 23 - June, 30 2016 (Successor)	April 1 - April 22, 2016 (Predecessor)
Production volumes:
Oil (MBbl) (1)	139	254	96
Natural gas (MMcf)	11,078	8,064	2,234
Natural gas liquids (MBbl) (1)	228	246	70
Total (MMcfe)	13,282	11,061	3,228

Oil, Natural gas and Natural gas liquids sales:
Oil	$6,527	$11,246	$3,583
Natural gas	35,043	15,855	4,239
Natural gas liquids	4,215	3,479	838
Total	$45,785	$30,580	$8,659

Average realized price:
Oil	$46.82	$44.35	$37.49
Natural gas	3.16	1.97	1.90
Natural gas liquids	18.49	14.15	11.96
Total	$3.45	$2.76	$2.68

Price impact of cash-settled derivatives:
Oil	$(0.11)	$—	$—
Natural gas	(0.14)	—	—
Natural gas liquids	—	—	—
Total	$(0.12)	$—	$—

Average realized price including cash settled derivatives:
Oil	$46.71	$44.35	$37.49
Natural gas	3.02	1.97	1.90
Natural gas liquids	18.49	14.15	11.96
Total	$3.33	$2.76	$2.68

(1) Oil and natural gas liquids are converted at the rate of one barrel of oil equivalent to six Mcfe

Third Quarter & Full Year 2017 Guidance

Guidance
	3Q 2017	FY 2017
Production Volumes:
Oil (Bbls/d)	1,800 - 1,875	1,780 - 1,850
NGLs (Bbls/d)	2,830 - 3,000	2,700 - 2,800
Natural Gas (Mmcf/d)	126 - 131	121 - 125
Million Cubic Feet of Gas Equivalent (Mmcfe/d)	154 - 160	148 - 152

Operating Costs & Expenses :
Lease Operating Expense ($/Mcfe)	$0.47 - $0.48	$0.43 - $0.46
Transportation & Processing Expense ($/Mcfe)	$0.35 - $0.37	$0.34 - $0.36
Production & Ad Val Taxes (% of O&G Revenue)	4.5% - 5.0%	4.5% - 5.0%
Cash G&A, net (in millions)	$4.8 - 5.2	$22.0 - $24.0
DD&A Expense ($/Mcfe)	$0.80 - $0.85	$0.82 - $0.87
Cash Interest Expense ($MM)	$3.0	N/A
Product Pricing :
Natural Gas NYMEX Differential (per Mcf)	($0.03 - $0.08)	N/A
Crude Oil NYMEX Differential (per Bbl)	($1.50 - $2.50)	N/A
Natural Gas Liquids (% of WTI)	36% - 38%	N/A